Exhibit 4.1

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”), by and between The Arena Group Holdings, Inc., a Delaware corporation (formerly theMaven, Inc., the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”) is made effective as of July 15, 2022 (the “Effective Date”).

RECITALS

WHEREAS, the Company and the Rights Agent were parties to that certain Rights Agreement, dated as of May 4, 2021 (the “Original Rights Agreement”);

WHEREAS, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement, dated as of May 3, 2022, that amended and restated the Original Rights Agreement (the “Extended Rights Agreement”);

WHEREAS, the Board of Directors of the Company has determined to amend the Extended Rights Agreement and, in furtherance thereof, the Company desires to enter into this Amendment pursuant to which the Extended Rights Agreement will be amended to accelerate the Expiration Date, effectively terminating the Extended Rights Agreement; and

WHEREAS, in accordance with Section 28 of the Extended Rights Agreement, at any time prior to the Distribution Date, the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Extended Rights Agreement, in any respect without the consent or approval of any holders of Rights or Common Stock.

AMENDMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment of the Extended Rights Agreement. Clause (i) of Section 7(a) of the Extended Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(i) the Close of Business on July 15, 2022,”

2. Amendment of Exhibits. The exhibits to the Extended Rights Agreement shall be deemed to be amended to reflect this Amendment, including all conforming changes.

3. Effect of Amendment. This Amendment will be deemed an amendment to the Extended Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Extended Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

4. Governing Law. This Amendment, shall be governed by and construed in accordance with the laws of the State of Delaware, in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

6. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Extended Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the Effective Date.

THE ARENA GROUP HOLDINGS, INC.,
as the Company

By:	/s/ Douglas B. Smith
Name:	Douglas B. Smith
Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,
as Rights Agent

By:	/s/ Barbara B. Robbins
Name:	Barbara B. Robbins
Title:	Sr. Vice President